EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Presents in New York City at Investor Day

CALGARY, Alberta – November 4, 2008 – Mark Zimmerman, President of TC PipeLines, LP (Nasdaq: TCLP) will be presenting at the TransCanada Corporation (TSX, NYSE: TRP) Investor Day in New York City on Friday, November 7th. The investor presentation will review TC PipeLines, LP strategy and investment opportunities.

At the November 7th Investor Day, members of TransCanada’s senior executive will discuss the company’s growing portfolio of high-quality energy infrastructure assets that include: natural gas and crude oil pipelines, power generation plants and natural gas storage facilities.

The TC PipeLines, LP presentation will be archived and available at www.tcpipelineslp.com/investor/presentations.html. Interested parties will also be able to view the TransCanada Corporation presentation materials at www.transcanada.com/investor/conference.html.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include TransCanada’s ability to obtain commercial support for the Pathfinder Project and their decision to proceed with either the Bison or Pathfinder Projects; regulatory, construction and other risks related to the construction of either the Bison Project and/or the Pathfinder Project; and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q.

Media Inquiries:	Cecily Dobson	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries	Myles Dougan	(877) 290-2772 investor_relations@tcpipelineslp.com

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